                                  EXHIBIT 2.2
                                  -----------


Plan and Agreement of Reorganization, dated August 26, 1994, between Computer Generated Solutions, Inc. and Real-Time Technology, Inc.

                                                                     EXHIBIT 2.2

        PLAN AND AGREEMENT OF REORGANIZATION between Computer Generated
            Solutions, Inc. (a Delaware corporation) and Real Time
                  Technology, Inc. (a New York corporation).

                                ______________

     For the Acquisition of all of the assets of Real Time Technology, Inc. in exchange for stock of Computer Generated Solutions, Inc.

  PLAN AND AGREEMENT OF REORGANIZATION, dated August 26, 1994, between COMPUTER GENERATED SOLUTIONS, INC., a Delaware corporation (hereinafter called CGS), and REAL-TIME TECHNOLOGY, INC., a New York corporation (hereinafter called RTT).

  1. CGS desires to acquire, and RTT desires to transfer to CGS, all the assets, properties, business, and good will of RTT in exchange for the issue and delivery by CGS to RTT of shares of Voting Common Stock, par value $.01 per share of CGS, said shares of Voting Common Stock of CGS to be in turn distributed to the stockholders of RTT in exchange for their stock in RTT, all upon the terms and conditions hereinafter set forth and for the purpose of carrying out a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended.

  2. RTT desires to provide for the winding up and settling of its affairs in voluntary dissolution and for the distribution to

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its stockholders of such shares of Common Stock, par value $.01 per share, of
CGS, as hereinafter provided, in complete liquidation and complete cancellation or redemption of its stock.

  3. RTT hereby represents and warrants to CGS as follows:

  (a) RTT is a corporation duly organized and existing and in good standing under the laws of the State of New York, and it is entitled to own or lease its properties and to carry on its business at and in the place where such properties are now owned, leased, or operated or such business is now conducted.

  (b) The authorized capital stock of RTT consists of 200 shares of Common Stock, no par value per share (hereinafter called Common Stock of RTT), of which 10 shares have been validly issued and are now outstanding.

  (c) RTT does not have any subsidiaries.

  (d) Annexed hereto as Exhibit A are balance sheets of RTT as of December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, December 31, 1993, June 30, 1994 and related statements of income for the five years ended December 31, 1993, and the six months ended June 30, 1994 as reviewed by independent public accountants. RTT will provide a balance sheet and related statement of income and expense for the nine months ended September 30, 1994, certified by independent public accountants. All such statements are correct and complete and present fairly the financial condition of

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RTT as of the respective dates of said balance sheets and the results of operations of RTT for the periods indicated in said statements of income in conformity with generally accepted accounting principles applied on a consistent basis.

  (e) At June 30, 1994, RTT had no liabilities, absolute or contingent, which are not shown or provided for on the balance sheets of RTT as of June 30, 1994 (Exhibit A, annexed hereto).

  (f) Since June 30, 1994 there has been no material change in the condition, financial or otherwise, of RTT as shown in the balance sheet of RTT as of June 30, 1994 (Exhibit A annexed hereto), other than changes occurring in the ordinary course of business, which changes have not materially adversely affected its business, properties, or financial condition.

  (g) The accounts receivable of RTT shown on said balance sheet of RTT as of June 30, 1994 (Exhibit A annexed hereto), or thereafter acquired by it prior to the date hereof, have been collected or are collectible in amounts not less than 96 percent of book amounts thereof.

  (h) The amounts set up as provisions for taxes on the balance sheet of RTT as of June 30, 1994 (Exhibit A annexed hereto), are sufficient for the payment of all accrued and unpaid federal, state, county, and local

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taxes of RTT, whether or not disputed, for the fiscal year ended on said date and for all fiscal years prior thereto. All deficiencies proposed as a result of examinations of Federal income tax returns by the Internal Revenue Service for past fiscal years through the fiscal year ended December 31, 1993, of RTT have been paid and settled.

  (i) Annexed hereto as Exhibit B is a brief description of all real properties leased to RTT, and of the equipment it owns located at such leased premises. RTT owns outright all the equipment in the premises referred to in said Exhibit B, all other assets and properties used in its business, and all assets and properties reflected in the balance sheet of RTT, as of June 30, 1994 (Exhibit A annexed hereto), or acquired by it after said date, other than such assets or properties sold or otherwise disposed of in the ordinary course of business subsequent to said date, in each case free and clear of all mortgages, liens, charges, or encumbrances of any nature whatsoever, except as stated in said Exhibit B.

  (j) Annexed hereto as Exhibit C is a list and brief description of all patents, patent applications, and trade-mark registrations owned by or registered in the name of RTT or in which it has any rights, and in each case a brief description of the nature of such rights.

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RTT is not a licensor in respect of any patents, trademarks, trade names, copyrights, or applications therefor. RTT owns, or possesses adequate licenses or other rights to use, all patents,-trade-marks, trade names, and copyrights necessary to conduct its business as now operated by it and has not received any notice of conflict with the asserted rights of others.

  (k) Annexed hereto as Exhibit D is a list and brief description of all policies of fire, liability, and other forms of insurance held by RTT. Such policies are in amounts deemed by the management of RTT to be sufficient, and valid policies in such amounts will be outstanding and duly in force to the Closing Date, at which time such policies will be assigned to CGS in accordance herewith.

  (l) Annexed hereto as Exhibit E is a list of certain contracts to which RTT is a party. Except only as listed in said Exhibit, RTT is not a party to any written or oral (1) contract not made in the ordinary course of business; (2) employment contract which is not terminable without cost or other liability to RTT, or any successor, upon notice of 30 days or less; (3) contract with any labor union; (4) bonus, pension, profit sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing employee benefits; (5) lease with respect to any property, real or personal, whether as lessor or lessee; (6) continuinq contract for the future

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purchase of materials, supplies or equipment in excess of the requirements of the business of RTT now booked or for normal operating inventories; or (7) contract continuing over a period of more than one year from its date. RTT has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreement, lease or other document to which it is a party.

  (m) There are no actions, suits or proceedings pending, or, to the knowledge of RTT, threatened against or affecting RTT. RTT is not in default with respect to any judgment, order, writ, injunction, decree, or similar command of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting it.

  (n) To the best of the knowledge, information, and belief of its officers, RTT has complied with all laws, regulations, and orders applicable to its business.

  (o) Since June 30, 1994 RTT has not (1) issued any stock, bonds or other corporate securities; (2) incurred any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (3) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute

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or contingent) other than current liabilities shown on the balance sheet of RTT as of June 30, 1994 (Exhibit A hereto), and current liabilities incurred since that date in the ordinary course of business; (4) declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock; (5) mortgaged, pledged, or subjected to lien, charge, or any other encumbrance, any of its assets, tangible or intangible; (6) sold or transferred any of its tangible assets or cancelled any debts or claims, except in each case in the ordinary course of business; (7) sold, assigned, or transferred any patents, trademarks, trade names, copyrights, or other intangible assets; (8) suffered any extraordinary losses or waived any rights of substantial value; or (9) entered into any transaction other than in the ordinary course of business.

  (p) The Board of Directors of RTT has duly approved this Plan and Agreement of Reorganization and the transactions contemplated herein, subject to the approval thereof by the stockholders of RTT as required under the laws of the State of New York, and has authorized the execution and delivery hereof by RTT.

4. CGS represents and warrants to RTT as follows:

  (a) CGS is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

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  (b) The authorized capital stock of CGS consists of 10,000 shares of Voting
Common Stock, par value $.01 per share (hereinafter called Voting Common Stock of CGS), of which 6,783 shares have been validly issued and are now outstanding and 5,000 shares of Nonvoting Common Stock, none of which are issued.

  (c) Annexed hereto as exhibit F is a balance sheet of CGS as of June 30, 1994, and statements of income and surplus for the six months then ended, reviewed by B.D.O. Siedman & Co., independent certified public accountants. Such statements are correct and complete and present fairly the financial condition of CGS as of June 30, 1994, and the results of operations of CGS for the six months then ended. All said financial statements have been prepared in conformity with generally accepted accounting principles.

  (d) There has been no material change in the condition, financial or otherwise, of CGS as shown in the balance sheet of CGS as of June 30, 1994 (Exhibit F annexed hereto), other than changes occurring in the ordinary course of business, which changes have not materially adversely affected its business, properties, or financial condition.

  (e) The shares of Common Stock of CGS deliverable pursuant hereto, when issued and delivered as herein provided: will be validly issued and outstanding shares

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of Common Stock of CGS, fully paid and non-assessable.

  (f) The Board of Directors of CGS has approved this Plan and Agreement of Reorganization and the transactions contemplated herein and has authorized the execution and delivery hereof by CGS.

  NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinabove set forth, and of the covenants and agreements herein contained, CGS and RTT hereby agree as follows:

  1. (a) On the terms and subject to the conditions herein set forth, RTT hereby agrees to convey, transfer, assign and deliver to CGS, and CGS agrees to acquire and accept as hereinafter provided, all the assets, properties, business and good will of RTT of every kind and description, wherever located, including without limitation, all property, tangible or intangible, real, personal, or mixed, accounts receivable, bank accounts, cash and securities, claims and rights under contracts of RTT, rights to use its corporate name and all other names or slogans used by RTT in connection with its business or products and all books and records of RTT relating to its business, all as the same shall exist at the time of closing referred to in Section 4 hereof (hereinafter called the Closing Date). The assets and property to be conveyed, transferred, assigned and delivered to CGS on the Closing Date as herein provided shall, without

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limitation, include all assets and properties of RTT shown on the balance sheet of RTT as of June 30, 1994 (Exhibit A annexed hereto), and all assets and property thereafter acquired by RTT prior to the Closing Date, except such assets and property of RTT as: (1) may have been disposed of prior to the Closing Date in the ordinary course of business; (2) may have been otherwise disposed of prior to the Closing Date at the request or with the consent in writing of CGS; or (3) are listed on Exhibit A-1 annexed hereto.

  (b) Subject to the conditions herein set forth, from and after the Closing Date, CGS shall assume and agrees to pay, perform, and discharge all those debts, obligations, contracts and liabilities of RTT as set forth on Exhibit G, all as the same shall exist at the Closing Date, and all debts, obligations, and liabilities of RTT arising thereafter in connection with the distribution to the stockholders of RTT of the shares of Common Stock of CGS to be issued and delivered to RTT hereunder and in connection with the liquidation and dissolution of RTT; provided, however, that CGS shall assume the obligation of RTT to distribute to its stockholders such shares of Common Stock of CGS. All other contingent or absolute liabilities of RTT, including but not limited to those listed below, shall remain the liability of RTT and shall not be assumed by

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CGS:

          (i) All liability of RTT for federal, state, county, and local taxes for any period prior or subsequent to the closing date;

          (ii) All taxes (federal, state, county, and local), expenses and costs of RTT incident to or arising out of this agreement (including legal and accounting fees);

          (iii) All liabilities under any leases, labor union agreements or other contracts to which RTT is a party except those specifically assumed by CGS; and

          (iv) All liabilities of any kind connected with RTT's operation.

  (c) The conveyance, transfer, assignment, and delivery of the assets and property of RTT to CGS, as herein provided, shall be effected by deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer and conveyance in such form as CGS shall reasonably request.

  (d) RTT agrees that it will, at any time and from time to time after the Closing Date, upon request of CGS, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required for

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the better assigning, transferring, granting, conveying, assuring, and confirming to CGS, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property to be assigned to CGS as provided herein and any or all obligations of RTT hereunder.

  2. On the terms and subject to the conditions herein set forth, CGS will issue and deliver to RTT on the Closing Date definitive stock certificates, in such authorized denominations and registered in the name of RTT or its nominee or such other names as RTT shall specify in writing, aggregating 753 shares of Common Stock of CGS.

  3. From and after the date hereof, RTT shall afford to the officers and accredited representatives of CGS free access to the offices, properties and records of RTT in order that CGS may have full opportunity to make such investigation as it shall desire of the affairs of RTT.

  4. The closing under this Plan and Agreement of Reorganization shall take place at 10:00 o'clock A.M., Eastern Daylight Time, on October 1, 1994, at the law offices of Ira Z. Kevelson, 635 Madison Avenue, New York, NY 10022, or at such other time and place as the parties hereto shall agree upon.

  5. (a) To the extent that the assignment of any contract, license, lease, commitment, sales order, or

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purchase order to be assigned to CGS as provided herein shall require the consent of the other party thereto, this Plan and Agreement of Reorganization shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. RTT agrees that it will use its best efforts to obtain the consent of the other parties to all such contracts, licenses, leases commitments, sales orders, or purchase orders of RTT to the assignment thereof to CGS. If such consent is not obtained, RTT will cooperate with CGS in any reasonable arrangement designed to provide for CGS the benefits under any such contracts, licenses, leases, commitments, sales orders, or purchase orders, including enforcement, at the cost and for the benefit of CGS, of any and all rights of RTT against the party thereto arising out of the breach or cancellation by such other party or otherwise.

  (b) RTT agrees that CGS shall have the right and authority to collect, for account of CGS, all receivables and other items which shall be transferred to CGS as provided herein, and to endorse with the name of RTT any checks received on account of any such receivables or other items. RTT agrees that it will transfer and deliver to CGS any cash or other property that RTT may receive in respect of such receivables or other items.

  6. (a) RTT will call a meeting of its

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stockholders to be held on September 1, 1994, for the purpose of authorizing (1)
the conveyance, assignment, transfer, and delivery of all the assets, properties, business, and good will of RTT to CGS upon the terms and conditions provided herein; and (2) the voluntary dissolution of RTT.

  (b) RTT agrees that, promptly upon receipt by it of the stock certificates for the shares of Common Stock of CGS to be received by RTT as provided in Section 2 hereof, and in any event on or before December 31, 1994, RTT will distribute all such shares to its stockholders in complete winding up and liquidation of RTT, and that it will not otherwise dispose of any of such shares.

  (c) From and after the Closing Date, RTT will not engage in any business or other activity except as required to complete the liquidation and dissolution of RTT as provided herein.

  7, The obligations of CGS hereunder are, at the option of CGS, subject to the conditions that, on or before the Closing Date:

  (a) At the meeting of the stockholders of RTT provided for in Section 6 (a) hereof, the holders of at least a majority of the outstanding shares of RTT entitled to vote thereat shall have voted in favor of the matter specified in clause (l) of said Section 6 (a) and the holders of at least two-thirds of such outstanding

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shares shall have voted in favor of the matter specified in clause (2) of said
Section 6 (a).

  (b) All actions, proceedings, instruments and documents required to carry out this Plan and Agreement of Reorganization, or incidental thereto, and all other related legal matters, shall have been approved by counsel for CGS.

  (c) CGS shall have received an opinion of counsel for RTT, dated the Closing Date, in form and substance satisfactory to CGS, to the effect that (1) RTT is a corporation duly organized and existing and in good standing under the laws of the State of New York and is entitled to own or lease its properties and to carry on its business at and in the places where such properties are now owned, leased, or operated or such business is now conducted; (2) RTT has full power and authority to convey, assign, transfer, and deliver its assets, properties, business, and good will to CGS as herein provided; (3) all corporate and other proceedings required to be taken by or on the part of RTT to authorize it to carry out this Plan and Agreement or Reorganization and so to convey, assign, transfer, and deliver its assets, properties, business, and good will have been duly and properly taken; and (4) the vote of the stockholders of RTT taken at the meeting provided for in Section 6 (a) hereof operates (except for directors'

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action), so far as RTT is concerned, to authorize the conveyance, transfer, assignment and delivery of all the assets, properties,business and good will of RTT to CGS in exchange for shares of Common Stock of CGS upon the terms and conditions provided herein and to bind all stockholders of RTT thereto.

  (d) RTT shall have furnished to CGS legal opinions or other evidence, in form and substance satisfactory to CGS, covering the good and marketable title of RTT in its properties, free and clear of all mortgages, liens, charges or encumbrances of any nature whatsoever, except as stated in Exhibit B annexed hereto.

  (e) CGS shall not have discovered any material error, misstatement, or omission in the representations and warranties made by RTT herein, and all the terms and conditions of this Plan and Agreement of Reorganization to be complied with and performed by RTT on or before the Closing Date shall have been complied with and performed.

  (f) The representations and warranties made by RTT herein shall be correct, on and as of the Closing Date, with the same force and effect (except as to transactions contemplated herein and to changes occurring in the ordinary course of business after the date hereof and not materially adversely affecting the business, properties or financial condition of RTT,) as though such representations and warranties had been made on and as of

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the Closing Date, and RTT shall have delivered to CGS a certificate, signed by a duly authorized officer of RTT, to such effect and also as to the compliance by RTT, as of the Closing Date with the terms and conditions hereof.

  8. The obligations of RTT hereunder are, at the option of RTT, subject to the conditions that, on or before the Closing Date:

  (a) All actions, proceedings, instruments and documents required to carry out this Plan and Agreement of Reorganization, or incidental thereto, shall have been approved by counsel for RTT.

  (b) RTT shall have received an opinion of counsel for CGS, dated the Closing Date, in form and substance satisfactory to RTT, to the effect that (1) CGS is a corporation duly organized and existing and in good standing under the laws of the State of Delaware; (2) all corporate and other proceedings required to be taken by or on the part of CGS to authorize it to carry out this Plan and Agreement of Reorganization and to issue and deliver the shares of Common Stock of CGS deliverable pursuant hereto as provided herein have been duly and properly taken; and (3) said shares of Common Stock of CGS will, on delivery thereof to RTT in accordance with the terms hereof, be duly and validly issued, fully paid and non-assessable.

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  (c) RTT shall not have discovered any material error, misstatement or omission in the representations and warranties made by CGS herein, and all the terms and conditions of this Plan and Agreement of Reorganization to be complied with and performed by CGS on or before the Closing Date shall have been complied with and performed.

  (d) RTT shall have obtained an opinion from counsel for CGS to the effect that the exchange by RTT of its assets, properties, business and good will for shares of Common Stock of CGS and the assumption of the obligations and liabilities of RTT by CGS, all in the manner and by the circumstances in which or under which the same shall be carried out pursuant hereto, will result in a reorganization within the meaning of the Internal Revenue Code of 1986 as amended and will not result in taxable income to RTT; and that stockholders of RTT who shall receive shares of Common Stock of CGS in exchange for their stock in RTT on the liquidation of RTT pursuant to such reorganization will not have any taxable gain or deductible loss.

  (e) The representations and warranties made by CGS herein shall be correct, on and as of the Closing Date, with the same force and effect (except as to transactions contemplated herein and to changes occurring in the ordinary course of business after the date hereof and not materially adversely affecting the business, properties

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or financial condition of CGS) as though such representations and warranties had been made on and as of the Closing Date, and CGS shall have delivered to RTT a certificate, signed by a duly authorized officer of CGS, as of the Closing Date with the terms and conditions hereof.

  9. CGS and RTT agree that the representations and warranties contained herein or made hereunder shall expire with the closing hereunder, such closing to be conclusive evidence that each party is fully satisfied with the facts constituting the basis of the representations and warranties of the other party.

  10. RTT agrees that, between the date hereof and the Closing Date, it will not, except with the prior written consent of CGs, declare or pay any dividends.

  11. CGS agrees that, between the date hereof and the Closing Date, it will not, except with the prior written consent of RTT, (1) declare or pay any dividends, or (2) authorize or make any split-up of its capital stock.

  12. If the transactions contemplated hereby shall not be consummated, each party hereto shall pay its own expenses incident to preparation for carrying this Plan and Agreement of Reorganization into effect and consummating said transactions.

     13. CGS hereby waives compliance by RTT with the

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provisions of any applicable bulk sales law.

     14. This Plan and Agreement of Reorganization shall not be assignable by either party, except with the written consent of the other. Nothing in this Plan or Agreement of Reorganization, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Plan and Agreement of Reorganization.

  15. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and delivered personally or sent by registered mail, postage prepaid, if to CGS, addressed to CGS at 1250 Broadway, New York, NY, and if to RTT, addressed to RTT, One Penn Plaza, New York, NY.

  16. This instrument contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

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  IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of
Reorganization to be duly executed as of the day and year first above written.

Attest:                                 COMPUTER GENERATED SOLUTIONS, INC.

     /s/                                    /s/ Philip Friedman
_________________________               By ___________________________________
        Secretary
                                                Philip Friedman, President
Attest:
                                        REAL TIME TECHNOLOGY, INC.

_________________________                   /s/ Victor Friedman
        Secretary                       By ___________________________________

                                                Victor Friedman, President

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